AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                September 5, 2000

                                  by and among

                            FEDERAL DATA CORPORATION,

                          NORTHROP GRUMMAN CORPORATION,

                            SPLICE ACQUISITION CORP.

                                       and

                                TC GROUP, L.L.C.

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                                TABLE OF CONTENTS

ARTICLE 1 THE MERGER...........................................................3

         Section 1.1       Conversion of FDC Shares and Options................3
         Section 1.2       Payment and Exchange of Certificates................5
         Section 1.3       Effective Time of Merger; Closing Date..............8
         Section 1.4       Holder Allocable Expenses...........................8
         Section 1.5       Treatment of FDC Debt...............................9
         Section 1.6       Closing Balance Sheet..............................10

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF FDC...............................12

         Section 2.1       Corporate Organization of FDC......................13
         Section 2.2       Subsidiaries.......................................13
         Section 2.3       Capitalization of FDC..............................13
         Section 2.4       Capitalization of Subsidiaries of FDC..............14
         Section 2.5       Due Authorization..................................15
         Section 2.6       No Conflict........................................15
         Section 2.7       Company SEC Documents and Financial Statements.....16
         Section 2.8       Litigation and Proceedings.........................17
         Section 2.9       Brokers' Fees......................................17
         Section 2.10      State Takeover Statutes; Approvals.................18
         Section 2.11      Absence of Certain Change of Events................18
         Section 2.12      Tax Matters........................................18
         Section 2.13      Government Contracts...............................19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR..........................20

         Section 3.1       Corporate Organization.............................20
         Section 3.2       Due Authorization..................................21
         Section 3.3       No Conflict........................................21
         Section 3.4       Litigation and Proceedings.........................22
         Section 3.5       Governmental Authorities;  Consents................22
         Section 3.6       Financial Ability..................................23
         Section 3.7       Brokers' Fees......................................23
         Section 3.8       No Additional Representations and Warranties.......23

ARTICLE 4 COVENANTS OF FDC....................................................24

         Section 4.1       Conduct of Business................................24
         Section 4.2       Inspection.........................................26
         Section 4.3       HSR Act and Foreign Antitrust Approvals............26
         Section 4.4       No Solicitations...................................27
         Section 4.5       Parachute Payments.................................27

ARTICLE 5 COVENANTS OF ACQUIROR AND SURVIVING CORPORATION.....................28

         Section 5.1       Indemnification and Insurance......................28

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         Section 5.2       HSR Act and Foreign Antitrust Approvals............29
         Section 5.3       Certain Employee Matters...........................30

ARTICLE 6 JOINT COVENANTS.....................................................31

         Section 6.1       Confidentiality....................................31
         Section 6.2       Support of Transaction.............................33

ARTICLE 7 CLOSING 33..........................................................33

         Section 7.1       Filing.............................................33
         Section 7.2       Closing............................................34

ARTICLE 8 CONDITIONS TO OBLIGATIONS...........................................34

         Section 8.1       Conditions to Obligations of Acquiror, Merger
                           Sub and FDC........................................34
         Section 8.2       Conditions to Obligations of Acquiror and
                           Merger Sub.........................................35
         Section 8.3       Conditions to the Obligations of FDC...............36

ARTICLE 9 TERMINATION.........................................................36

         Section 9.1       Termination........................................36
         Section 9.2       Effect of Termination..............................38

ARTICLE 10 INDEMNIFICATION....................................................38

         Section 10.1      Indemnity Escrow Amount............................38
         Section 10.2      Right to Indemnification...........................39
         Section 10.3      Conduct of Proceedings.............................40
         Section 10.4      Limits and Conditions of Indemnification; Cap......41

ARTICLE 11 CERTAIN DEFINITIONS................................................42

ARTICLE 12 HOLDER REPRESENTATIVE..............................................51

         Section 12.1      Designation and Replacement of Holder
                           Representative.....................................51
         Section 12.2      Authority and Rights of Holder Representative;
                           Limitations on Liability...........................51

ARTICLE 13 MISCELLANEOUS......................................................53

         Section 13.1      Waiver.............................................53
         Section 13.2      Notices............................................53
         Section 13.3      Assignment.........................................55
         Section 13.4      Rights of Third Parties............................55
         Section 13.5      Expenses...........................................55
         Section 13.6      Construction.......................................56
         Section 13.7      Captions; Counterparts.............................56
         Section 13.8      Entire Agreement...................................56
         Section 13.9      Amendments.........................................57
         Section 13.10     Publicity..........................................57
         Section 13.11     Survival...........................................57



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                                     ANNEXES

Annex A       -   Certificate of Merger
Annex B       -   Financial Statements
Annex C       -   Indemnification Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of September 5, 2000 (this "Agreement"), is entered into by and among Northrop Grumman Corporation, a Delaware corporation ("Acquiror"), Splice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), Federal Data Corporation, a Delaware corporation ("FDC"), and TC Group, L.L.C., a Delaware limited liability company ("TC Group"), solely in its capacity as the initial Holder Representative hereunder.

                                 PLAN OF MERGER

         A. Acquiror, Merger Sub and FDC (Merger Sub and FDC sometimes being referred to herein as the "Constituent Corporations") are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into FDC, with FDC being the surviving corporation. This merger (the "Merger") will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and FDC in substantially the form of Annex A hereto (the "Certificate of Merger"), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

         B. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and FDC, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time of the Merger as the "Surviving Corporation"), shall continue its corporate existence under the Delaware General Corporation Law (the "DGCL") as a wholly-owned Subsidiary of Acquiror.

         C. At and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall there upon attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

         D. At the Effective Time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read substantially the same as the Certificate of Incorporation of Merger Sub; provided, however, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation is "Federal Data Corporation." At the Effective Time of the Merger the Bylaws of the Surviving Corporation shall be amended and restated to be the same as the Bylaws

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of the Merger Sub, and at the  Effective  Time of the Merger the  directors  and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.

         E. For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of FDC Shares and Options (as each is defined below).

         F. Certain capitalized terms used herein have the meanings ascribed to such terms in Article 11 hereof.

                                    AGREEMENT

         In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, the parties agree as follows:

                                   Article 1

                                   THE MERGER

     Section 1.1 Conversion of FDC Shares and Options.

            (a) At the Effective Time of the Merger, each share (a "FDC Share") of common stock, par value $.01 per share, of FDC (the "FDC Common Stock") that is then issued and outstanding (other than shares, if any, held in the treasury of FDC, which treasury shares shall be canceled as part of the Merger, and other than shares held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of FDC Common Stock to dissent from the Merger and require appraisal of their FDC Common Stock ("Dissenting Shareholders"), which shares of Dissenting Shareholders will not constitute "FDC Shares" hereunder and shall hereinafter be referred to as "Dissenting Shares") and each unexercised option to purchase FDC Common Stock from FDC (whether or not vested) that is

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then outstanding (the "Options"),  shall thereupon be converted into, and become the right to receive, the applicable portion of the Merger Consideration, as determined pursuant to Section 1.1(d).

            (b) At the Effective Time of the Merger, each share of common stock, par value $1.00 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

            (c) The "Merger Consideration" shall consist of an amount in cash equal to (i) Three Hundred Two Million Dollars ($302,000,000), minus (ii) FDC Debt, minus (iii) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at the Closing in accordance with Section 1.4, minus
(iv) the aggregate amount of retirement payments paid by FDC to certain Employees at Closing (the "Retirement Payments"), minus (v) the aggregate amount of bonuses paid by FDC to certain Employees at Closing on account of the transactions contemplated by this Agreement (the "Deal Bonuses"). Schedule 1.1(c) lists FDC's and/or the Holder Representative's best estimates, as of the date of this Agreement, of the FDC Debt, the Retirement Payments, the Deal Bonuses and the Holder Allocable Expenses that will be paid at Closing.

            (d) The Merger Consideration shall be allocated among the holders of the FDC Shares and the Options as set forth below in this subsection 1.1(d). Each holder of FDC Shares shall be entitled to receive, in respect of the FDC Shares held by such holder, a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Share (as defined below), multiplied by (y) the number of FDC Shares held by such holder as of the Effective Time of the Merger (but not including any FDC Shares issuable upon the exercise of any Options then held

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by such holder).  Each holder of Options as of the Effective  Time of the Merger shall be entitled to receive, in respect of the Options held by such holder, a portion of the Merger Consideration equal to (i) the Cash Per Fully-Diluted Share, multiplied by the aggregate number of FDC Shares issuable upon exercise in full of all Options held by such holder as of the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Options then held by such holder. The "Cash Per Fully-Diluted Share" shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price (defined below), divided by (ii) the Aggregate Fully-Diluted FDC Shares. The "Aggregate Fully-Diluted FDC Shares" shall be the sum of all FDC Shares outstanding as of the Effective Time of the Merger, plus the FDC Shares issuable upon the exercise in full of all Options outstanding as of the Effective Time of the Merger, plus the Dissenting Shares, if any. The "Aggregate Option Exercise Price" shall mean the sum of the cash exercise prices payable upon exercise in full of all Options outstanding as of the Effective Time of the Merger.

     Section 1.2  Payment and Exchange of Certificates.

            (a) On the Closing Date, FDC shall provide written notice to Acquiror of its best estimate of the amount of FDC Debt as of the Closing, the Retirement Payments and the Deal Bonuses (collectively and together with the estimate of the Holder Allocable Expenses provided to Acquiror pursuant to
Section 1.4, the "Closing Adjustments").

            (b) Immediately prior to the Effective Time of the Merger, Acquiror will pay to an exchange agent (the "Exchange Agent") selected by FDC and reasonably acceptable to Acquiror, by wire transfer of immediately available funds, an amount (the "Funding Amount") equal to (i) the Merger Consideration, minus (ii) the product of (x) the number of shares of FDC Common Stock held by all Dissenting Shareholders and (y) the Cash Per Fully-Diluted FDC

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Share, minus, if applicable, (iii) the Tax-Effected Deduction Dispute Amount (as
defined below), minus, (iv) the Indemnification Escrow Amount (as defined below).

            (c) If Acquiror maintains that a Section 2.12 Material Breach (as defined below) will exist at or as of Closing (a "Compensation Deduction Dispute"), it shall notify FDC in writing of the basis for such contention in reasonable detail no later than three (3) business days after receipt of the Shareholder Vote Certification, but in no event shall Acquiror be required to deliver such notification earlier than five (5) Business Days prior to Closing, together with the amount of the Deal Bonuses, the Retirement Payments and the Option Amounts it maintains are not deductible for federal income tax purposes contrary to the representation in the first sentence of Section 2.12 (the "Disputed Compensation Deduction Amount"). The parties will use their mutual good-faith efforts to resolve the Compensation Deduction Dispute prior to Closing. If the parties remain in disagreement at Closing with respect to whether a Section 2.12 Material Breach existed at or as of Closing, then Acquiror shall deposit in escrow with the Indemnification Escrow Agent the Disputed Compensation Deduction Amount times 38 percent (the "Tax-Effected Deduction Dispute Amount"), and the parties will arbitrate the Compensation Deduction Dispute in accordance with the expedited procedures of the commercial arbitration rules of the American Arbitration Association in Washington, D.C., and the Tax-Effected Deduction Dispute Amount shall be disbursed in accordance with the final ruling of such arbitration. A "Section 2.12 Material Breach" shall mean a breach of the first sentence of Section 2.12 hereof which involves a Tax-Effected Deduction Dispute Amount in excess of $150,000.

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            (d)  Upon (i)  payment  by  Acquiror  to the  Exchange  Agent of the
Funding Amount, (ii) payment by Acquiror to the Holder Representative of the Holder Allocable Expenses pursuant to Section 1.4 hereof, (iii) payment by Acquiror to the Indemnification Escrow Agent of the Indemnification Escrow Amount, and, in the event any Compensation Deduction Dispute between the parties remains unsolved at Closing, (iv) payment by Acquiror to the Indemnification Escrow Agent of the Tax-Effected Deduction Dispute Amount, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than (A) Acquiror's obligation to make payments required by Section 1.5 hereof and (B) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Shareholders, if any, following the Effective Time of the Merger.

            (e) At Closing, Acquiror shall contribute to FDC the amount of cash equal to the sum of the Retirement Payments and Deal Bonuses and FDC shall pay the Retirement Payments and Deal Bonuses to the applicable Employees.

            (f) From and after the Effective Time of the Merger, each holder of an outstanding certificate or certificates for FDC Shares (collectively, the "Certificates"), upon surrender of such Certificates to the Exchange Agent, and each holder of Options, upon delivery of a Holder Acknowledgment to the Exchange Agent, shall be entitled to receive from Acquiror (or from the Exchange Agent on Acquiror's behalf), in exchange therefor, such holder's applicable portion of the Merger Consideration (determined, at any given point in time, as the Merger Consideration then paid and/or payable pursuant to this Article 1, provided, however, that any payment with respect to Options held by any employees or former employees of FDC or any of its Subsidiaries ("Employee Options") shall be reduced by the amount of any taxes

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required to be withheld  under  applicable law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Surviving Corporation for disbursement to the applicable taxing authority. Pending such surrender and exchange (or, in the case of a holder of Options, upon such delivery of a Holder Acknowledgment), a holder's certificate or certificates for FDC Shares and/or agreements with respect to Options shall be deemed for all purposes to evidence solely the portion of the Merger Consideration into which such FDC Shares and/or Options shall have been converted by the Merger.

     Section 1.3 Effective Time of Merger; Closing Date. As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Merger Sub and FDC shall cause the Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the "Effective Time of the Merger" shall mean the time at which the Certificate of Merger has been duly filed in the office of the Secretary of State of Delaware and has become effective in accordance with the DGCL; and the term "Closing Date" shall mean the date on which the Effective Time of the Merger occurs.

     Section 1.4 Holder Allocable Expenses. On or prior to the Closing Date, the Holder Representative will provide to Acquiror an estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of all fees and expenses that may be incurred by the Holder Representative on behalf of FDC and/or the holders of the FDC Shares and Options in connection with the preparation, negotiation and execution of this Agreement and the

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consummation  of  the  transactions  contemplated  hereby,  including,   without
limitation,  the following: (i) the fees and disbursements of outside counsel to
FDC  and/or  the  Holder   Representative   incurred  in  connection   with  the
transactions contemplated hereby, (ii) the fees and expenses of any other agents or advisors employed by FDC and/or the Holder Representative in connection with the Merger, (iii) the expenses of the Holder Representative incurred in such capacity, (iv) one-half of the fees and expenses of Price Waterhouse Coopers, LLP in connection with the review of the Closing Balance Sheet and (v)fees and expenses, if any, in connection with the redemption of the FDC Debt (the "Holder Allocable Expenses"). On the Closing Date, Acquiror shall pay to the Holder Representative cash in the amount of such estimated Holder Allocable Expenses and the Holder Representative shall use such cash to pay the Holder Allocable Expenses, when, as and to the extent payable. In no event will Acquiror or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror under this Section 1.4. Any cash paid to the Holder Representative pursuant to this
Section 1.4 in excess of the amount of Holder Allocable Expenses shall be distributed (when, in the judgment of the Holder Representative, such cash is no longer required to be reserved) to the holders of FDC Shares and Options (pro
rata,  in  accordance   with  their   respective   entitlements  to  the  Merger
Consideration).

     Section 1.5 Treatment of FDC Debt.

            (a)   Senior Subordinated Notes.

                  (i) At the Closing, the Surviving Corporation shall mail or cause to be mailed a notice of redemption of all outstanding Senior Subordinated Notes to all holders of Senior Subordinated Notes, in accordance with Section 3.03 of the Indenture and Senior Subordinated Notes, stating among other things, the

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                  Redemption  Date (as such term is defined  in the  Indenture), which shall be the date that is 30 days after the Closing Date (or such earlier date with the consent of the Paying Agent (as such term is defined in the Indenture)), and the Redemption Price (as such term is defined in the Indenture) and the amount of accrued and unpaid interest, if any, up to and including the Redemption Date.

                  (ii) At the Closing, Acquiror shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount (the "Redemption Amount") which, when added to any interest to be earned thereon through the Redemption Date, shall be sufficient to pay the Redemption Price, plus accrued and unpaid interest, up to and including the Redemption Date, on the Senior Subordinated Notes.

            (b) In addition to the requirements of Section 1.5(a), at the Closing, Acquiror shall cause the Surviving Corporation to redeem or cause to be redeemed all remaining portions comprising FDC Debt outstanding as of the Closing Date, including any and all accrued and unpaid interest and any other amounts owing with respect thereto.

            (c) At Closing, FDC shall deliver to Acquiror payoff letters executed by the creditors or their agents indicating the balance due as of the Closing Date for the Senior Subordinated Notes, Revolving Line of Credit Facility and the Seller Subordinated Notes.

     Section 1.6  Closing Balance Sheet.

            (a) No later than five (5) Business Days prior to the Closing Date, FDC shall prepare and deliver to Acquiror its good faith estimate of a consolidated balance sheet of FDC and its consolidated Subsidiaries for the Closing Date (the "Preliminary Closing Balance Sheet"). At Closing, FDC shall prepare and deliver to Acquiror its good faith estimate of a consolidated

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balance sheet of FDC and its  consolidated  Subsidiaries  as of the Closing Date
(the "Estimated Closing Balance Sheet"). As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, the Holder Representative shall prepare and deliver to Acquiror an unaudited consolidated balance sheet as of the Closing of FDC and its consolidated Subsidiaries (the "Closing Balance Sheet"). The Closing Balance Sheet shall be reviewed by Price Waterhouse Coopers, LLP in accordance with procedures agreed upon by Acquiror and the Holder Representative. The fees and expenses of Price Waterhouse Coopers, LLP shall be paid one-half by Acquiror and one-half as a Holder Allocable Expense pursuant to Section 1.4 hereof.

            (b) In connection with the preparation of the Closing Balance Sheet, the Holder Representative shall prepare and deliver to Acquiror the written determination of the amounts of FDC Debt, the Retirement Payments, the Deal Bonuses and the Holder Allocable Expenses paid by FDC or its Subsidiaries and/or payable by the Surviving Corporation or its consolidated Subsidiaries (excluding any obligations undertaken or incurred by or at the direction of Acquiror, its Affiliates or its agents), as the case may be (collectively, the "Final Adjustments"). Price Waterhouse Coopers, LLP shall review the Final Adjustments in accordance with procedures agreed upon by Acquiror and the Holder Representative. If the portion of the Final Adjustments that consists of the principal amount of the FDC Debt (the "Final Principal Amount") is greater than the portion of the Closing Adjustments that consists of the principal amount of FDC Debt (the "Closing Principal Amount"), the Acquiror shall be entitled to receive the excess of the Final Principal Amount over the Closing Principal Amount. If the Final Principal Amount is less than the Closing Principal Amount, the Holder

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Representative  shall be entitled to receive the excess of the Closing Principal
Amount over the Final Principal Amount. If the Final Adjustments other than the Final Principal Amount (the "Final Other Amounts") are greater than the Closing Adjustments other than the Closing Principal Amount (the "Closing Other Amounts"), the Acquiror shall be entitled to the excess of the Final Other Amounts over the Closing Other Amounts, multiplied by sixty-two percent (62%). If the Final Other Amounts are less than the Closing Other Amounts, the Holder Representative shall be entitled to the excess of the Closing Other Amounts over the Final Other Amounts, multiplied by sixty-two percent (62%). On the date the Closing Balance Sheet is delivered to Acquiror, the parties shall calculate the payments required under this Section 1.6(b) and determine which of the Acquiror or the Holder Representative is entitled to be paid on a net basis. If the Acquiror is to be paid on a net basis, it shall be entitled to receive such net amount from (and up to the amount of) the Indemnification Escrow Amount, including any interest earned thereon, less any amounts paid pursuant to Article
10. If the Holder Representative is entitled to be paid on a net basis, the Acquiror shall, within three (3) Business Days of the delivery of the Closing Balance Sheet, pay the Holder Representative such net amount by wire transfer of immediately available funds for distribution to the holders of FDC Shares and Options (pro rata, in accordance with their respective entitlements to the Merger Consideration).

                                   Article 2

                      REPRESENTATIONS AND WARRANTIES OF FDC

         FDC represents and warrants to Acquiror and Merger Sub, as of the date of this Agreement and except as otherwise set forth in the disclosure schedules attached hereto (the "Disclosure Schedules") or the FDC SEC Documents, as follows:

     Section 2.1 Corporate Organization of FDC. FDC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of FDC previously made available by FDC to Acquiror are true, correct and complete as in effect on the date of this Agreement.

     Section 2.2 Subsidiaries. Set forth on Schedule 2.2 is a complete and accurate list of all Subsidiaries of FDC. Each Subsidiary of FDC has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

     Section 2.3 Capitalization of FDC.

            (a) The authorized capital stock of FDC consists solely of 8,000,000 shares of FDC Common Stock, of which 2,932,196 shares are issued and 2,917,996 shares are outstanding as of the date hereof, and 14,200 shares of which are held as treasury shares as of the date hereof. As of the date hereof, 435,250 shares of FDC Common Stock are reserved for issuance upon exercise of outstanding options. Except as set forth in the preceding sentence, there are no other shares of capital stock of FDC reserved for issuance. All of the issued and outstanding shares of FDC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

            (b) Except as set forth on Schedule 2.3, FDC has not entered into or granted (i) any outstanding options (whether vested or unvested), warrants, rights or other securities convertible into or exchangeable or exercisable for shares of FDC's capital stock, (ii) any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of FDC's capital stock, (iii) any agreements which obligate FDC to issue, purchase, redeem or otherwise acquire any of its capital stock, or (iv) any other interests in the ownership or appreciation of capital stock of FDC or any of its Subsidiaries. FDC has no liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock of FDC or any of its Subsidiaries.

     Section 2.4 Capitalization of Subsidiaries of FDC. The outstanding shares of capital stock of each Subsidiary of FDC have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.4, (i) each Subsidiary of FDC is wholly-owned of record and beneficially by FDC or another wholly-owned Subsidiary of FDC and (ii) the ownership interests of FDC in each such Subsidiary are owned of record and beneficially by FDC (or another Subsidiary of FDC), free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 2.4, there are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiary of FDC, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase, redemption or other reacquisition of shares of any such Subsidiary's capital stock, or any agreements which may obligate any such Subsidiary to issue, purchase, redeem or otherwise acquire any of its capital stock.

     Section 2.5  Due Authorization.

            (a) FDC has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and stockholders of FDC, and no other corporate proceeding on the part of FDC is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by FDC and constitutes a valid and binding obligation of FDC, enforceable against FDC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

            (b) The affirmative vote of the holders of a majority of the shares of FDC Common Stock is the only vote or approval of the holders of any class or series of the capital stock of FDC necessary (under applicable law or otherwise) to approve this Agreement and the Merger.

     Section 2.6 No Conflict. Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by FDC and the consummation of the transactions contemplated do not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation, Bylaws or other organizational documents of FDC or any of its Subsidiaries, or any agreement, indenture or other instrument to which FDC or any of its Subsidiaries is a party or by which FDC or any of its Subsidiaries may be bound, or of an order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of FDC or its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any governmental body or other third party, except to the extent that the occurrence of the foregoing would not have a Material Adverse Effect on (i) the business, operations or financial condition of FDC and its Subsidiaries, taken as a whole or (ii) the ability of FDC to enter into and perform its obligations under this Agreement.

     Section 2.7  Company SEC Documents and Financial Statements.

            (a) Since January 1, 1997, FDC has timely filed all reports, registration statements, proxy statements, forms and other documents required to be filed with the SEC (as such documents have since the time of their filing been amended or supplemented, the "FDC SEC Documents"). As of their respective dates, (i) each of the FDC SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such FDC SEC Documents, and (ii) none of the FDC SEC Documents contained at the time they were filed any untrue statement of a material fact or omitted at the time they were filed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Attached hereto as Annex B is an unaudited consolidated balance sheet of FDC and its Subsidiaries at June 30, 2000 (including certain explanatory notes thereto, the

"Reference Balance Sheet") and an unaudited consolidated statement of operations of FDC and its Subsidiaries for the period ended June 30, 2000 (including certain explanatory notes thereto, the "Income Statement" and together with the Reference Balance Sheet, the "Financial Statements"). The Financial Statements have been derived from FDC's financial statements, and prepared in accordance with the principles set forth in the notes thereto and in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or as permitted by the SEC rules and regulations applicable to unaudited financial statements). The Financial Statements fairly present in all material respects (on the basis indicated in the notes thereto) the consolidated financial position of FDC and its Subsidiaries at the date thereof, and the consolidated results of operations of FDC and its Subsidiaries for the six month period then ended.

     Section 2.8  Litigation and Proceedings.

         There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of FDC, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of FDC, threatened, against FDC or its Subsidiaries which, if determined adversely, would materially impair the ability of FDC to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon FDC which would materially impair the ability of FDC to enter into and perform its obligations under this Agreement.

     Section 2.9 Brokers' Fees. Except for fees described on Schedule 2.9 (which are to be paid as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by FDC or any of its Subsidiaries or Affiliates.

     Section 2.10 State Takeover Statutes; Approvals.

         The  Merger and the  transactions  contemplated  hereby do not  violate
Section 203 of the DCGL and, to the knowledge of FDC, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     Section 2.11 Absence of Certain Change of Events.

         Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except in connection with the payment of FDC Debt, the Retirement Payments, Deal Bonuses and Option Amounts, and except as set forth on Schedule 2.11, since June 30, 2000 each of FDC and its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice and since such date has not taken any of the actions described in Section 4.1, subsections (a) through (o).

     Section 2.12 Tax Matters.

         Deductions from income of FDC or any of its Subsidiaries for the Deal Bonuses, the Retirement Payments and the Option Amounts will not be disallowed for federal income tax purposes by reason of Section 280G or Section 162(m) of the Code, or by the fact that any of the Options upon issuance were styled as incentive stock options within the meaning of Section 422 of the Code. As of the date of this Agreement and assuming Closing occurs on October 4, 2000 and assuming the Redemption Date is thirty (30) days after Closing, FDC's best estimate is that (i) the following items will be payable at Closing by FDC (or by Acquiror under the terms hereof, as the case may be) in the following amounts:

                  (a)      Deal Bonuses                    $6,864,318

                  (b)      Retirement Payments             $1,900,000
                  (c)      Redemption Premium              $7,567,666
                  (d)      Accrued Interest                $3,497,875


(ii) the Option Amounts at Closing will be $9,940,943; and (iii) the amount at Closing of the unamortized deferred financing fees incurred in connection with a portion of the FDC Debt will be $4,570,241.

     Section 2.13 Government Contracts.

         Except as set forth on Schedule 2.13, since January 1, 1997:(i) neither FDC nor any of its Subsidiaries or principals has been convicted of, had a civil judgment rendered against them for, or received written notice of any claim, suit or investigation asserting or alleging: (a) the commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Federal, state, or local contract or subcontract; (b) violation of Federal or state antitrust statutes relating to the submission of offers; or (c) violation of a Federal or state statute relating to the commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; (ii) neither FDC nor any of its Subsidiaries has been debarred, suspended, or proposed for debarment related to the award of contracts by the United States government or any agency or department thereof; (iii) no show cause notices, notices of termination for default or convenience, or cure notices have been issued against FDC or any of its Subsidiaries with respect to any contract with the United States government or any agency or department thereof ("FDC Prime Government Contract") or subcontract under any FDC Prime Government Contract (collectively "FDC Government Contracts"), except for any such cure notices with respect to which cure has been made; (iv)
neither FDC nor its Subsidiaries has received any notice, whether written or oral, of intent not to exercise an option or intent to issue a termination for convenience, a termination for default, a cure notice or a show cause notice relating to an FDC Government Contract, except for any such cure notices with respect to which cure has been made; (v) neither FDC nor its Subsidiaries has received written notice of intent to disallow any material direct cost incurred by FDC or its Subsidiaries under any FDC Government Contract; and (vi) to the knowledge of FDC, no payment has been made by FDC or any of its Subsidiaries, or by any Person acting on its or their behalf, to any Person in connection with any FDC Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act. Except as disclosed in Schedule 2.13, neither FDC nor its Subsidiaries have received written notice that its cost accounting and procurement systems with respect to FDC Government Contracts are not in compliance with applicable United States laws and regulations.

                                   Article 3

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to FDC as of the date of this Agreement as follows:

     Section 3.1 Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

     Section 3.2 Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and approved by the stockholder of Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     Section 3.3 No Conflict. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation, Bylaws, as amended, or other organizational documents of Acquiror and Merger Sub, or any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or of any order, judgment or decree applicable to Acquiror or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not materially impair the ability of Acquiror and Merger Sub to enter into and perform their obligations under this Agreement.

     Section 3.4 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, would materially impair the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which would materially impair the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

     Section 3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of FDC contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) any novations or consents required in connection with Government Contracts or subcontracts thereunder, (iii) any filings required under the DOD

Industrial Security Manual for Safeguarding Classified Information, (iv) any filings required under U.S. Export Control Laws, and (v) as otherwise disclosed in Schedule 3.5.

     Section 3.6 Financial Ability. Acquiror and Merger Sub have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Merger Consideration at Closing.

     Section 3.7 Brokers' Fees. Acquiror shall pay any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement to any broker, finder, investment banker or other Person arising out of arrangements made by Acquiror or any of its Subsidiaries or Affiliates.

     Section 3.8 No Additional Representations and Warranties. Acquiror acknowledges that, except as provided in Article 2 of this Agreement, neither FDC, nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates. Except as set forth in Article 2 hereof, no party shall be liable for the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror acknowledges that it, together with its advisors, is not relying on any implied warranties (whether of merchantability, fitness for a particular purpose or otherwise) or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the future viability or likelihood of success of the business of FDC and its Subsidiaries as conducted after the Closing, as contained in any materials provided by FDC, or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives, except as expressly provided in Article 2 of this Agreement.

                                   ARTICLE 4

                                COVENANTS OF FDC

     Section 4.1 Conduct of Business. From the date hereof through the Closing, FDC and each of its Subsidiaries shall, except as otherwise contemplated by this Agreement or as consented to by Acquiror in writing (which consent will not be unreasonably withheld, conditioned or delayed), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, unless consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), FDC shall not, and FDC shall cause each of its Subsidiaries not to, except as contemplated by this Agreement and except in connection with the payment of FDC Debt, the Retirement Payments, Deal Bonuses and Option Amounts:

            (a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of FDC or any of its Subsidiaries, except as otherwise required by law;

            (b) enter into, extend, materially modify, terminate or renew any Contract, except in the ordinary course of business;

            (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;

            (d) except as required by law or consistent with past practices, (i) grant any severance or termination pay which will become due and payable on or after the Closing Date;

(ii)make any change in the key management of FDC or its Subsidiaries, (iii) make any change in the salary, bonus or other compensation or benefits payable to key management of FDC or its Subsidiaries; or (iv) except in the ordinary course of business, adopt, enter into or amend any Employee Plan;

            (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

            (f) make any material loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

            (g) make any material income tax election;

            (h) declare, set aside or pay any dividend or other distribution in respect of any of its capital stock, other than dividends and distribution by any Subsidiary of FDC to FDC;

            (i) issue, deliver or sell, or authorize the issuance, delivery or sale of any shares of its capital stock of any class or other equity interests (other than the issuance of FDC Common Stock upon the exercise of Options outstanding on the date hereof);

            (j)   redeem, repurchase or otherwise acquire any of its securities;

            (k) other than (x) ordinary  course working  capital  borrowings and
(y) other incurrences of indebtedness which, in the aggregate, do not exceed $1,000,000, incur any indebtedness for borrowed money;

            (l) make any capital expenditures, except for capital expenditures not exceeding $2,000,000 in the aggregate; provided, however, FDC shall give Acquiror notice of any capital expenditure exceeding $1,000,000;

            (m) change the accounting methods or practices followed by FDC or its Subsidiaries, except as required by concurrent changes in GAAP or by law;

            (n) enter into any agreement to indemnify any Person, except in the ordinary course of business; or

            (o) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     Section 4.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to FDC by third-parties (including restrictions on the disclosure of government-classified information), FDC shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, to all of their respective properties, books, contracts, commitments, tax returns, records and financial and operating data and other information concerning FDC and its Subsidiaries as Acquiror may reasonably request. FDC shall provide to Acquiror, at least two (2) business days before the intended filing date, when practicable, all documents to be filed with the SEC from the date hereof until Closing.

     Section 4.3  HSR Act and Foreign Antitrust Approvals.

            (a) In connection with the transactions contemplated by this Agreement, FDC (and, to the extent required, its Affiliates) shall (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and (ii) make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law. FDC shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

            (b) FDC shall exercise its commercially reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, provided, however, this Section 4.3 shall not require FDC or any of its Affiliates to commence or participate in any litigation or to divest or restructure any assets or businesses.

     Section 4.4 No Solicitations. From the date hereof through the Closing, FDC or any of its Subsidiaries shall not, and will cause its officers, directors, investment bankers, attorneys, accountants, consultants or other agents not to, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any material nonpublic information to, any Person or group of Persons (other than Acquiror, Merger Sub or any of their respective Affiliates) concerning any merger, sale of material assets or similar transaction.

     Section 4.5  Parachute Payments.

         Prior to Closing, FDC shall cause a vote of its shareholders to be held to consider whether to approve any "parachute payments" within the meaning of
Section 280G of the Code which are to be made at Closing in connection with the Merger. If the holders of greater than seventy-five percent (75%) of the voting power of all outstanding stock of FDC approve the right of the proposed recipients of "parachute payments" to receive such payments, then FDC shall so certify in writing to Acquiror no later than five (5) Business Days prior to Closing (such certification, the "Shareholder Vote Certification").

                                    ARTICLE 5

                 COVENANTS OF ACQUIROR AND SURVIVING CORPORATION

     Section 5.1  Indemnification and Insurance.

            (a) From and after the Effective  Time of the Merger,  the Surviving
Corporation will indemnify and hold harmless each present and former director and officer of FDC or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that FDC or its Subsidiaries, as the case may be, would have been permitted under Delaware law and its charter or by-laws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the charter and by-laws of FDC or its applicable Subsidiary shall be made by independent counsel selected by the Surviving Corporation.

            (b) For six (6) years from the  Effective  Time of the  Merger,  the
Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by FDC's directors' and officers' liability insurance policy, on terms not less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six-year period, such insurance shall provide for continued coverage in respect of such claim until the final disposition thereof; provided further, that the Surviving Corporation shall only be required to provide such insurance for a premium cost up to and including 200% of current premiums paid by FDC, then thereafter, the Surviving Corporation shall provide insurance on commercially reasonable terms for a cost up to and including 200% of current premiums paid by FDC. Acquiror acknowledges that the Holder Representative may, at its sole option, provide liability insurance to FDC's directors and officers if at any time the directors' and officers' liability insurance provided to FDC's directors and officers by Acquiror is less favorable than the terms of such current insurance coverage and the Acquiror shall use commercially reasonable efforts to cooperate with the Holder Representative to secure any additional insurance paid by the Holder Representative.

     Section 5.2  HSR Act and Foreign Antitrust Approvals.

            (a) In connection with the transactions contemplated by this Agreement, Acquiror (and, to the extent required, its Affiliates) shall (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign law. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

            (b) Acquiror shall exercise its commercially reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, provided, however, this Section 5.2 shall not require Acquiror or any of its Affiliates to commence or participate in any litigation or to divest or restructure any assets or businesses.

            (c) Acquiror shall cooperate in good faith with the Antitrust Authorities and take commercially reasonable efforts to complete lawfully the transactions contemplated by this Agreement.

     Section 5.3  Certain Employee Matters.

            (a) The parties acknowledge that the consummation of the Merger will not affect the status of any Employee employed by FDC or any of its Subsidiaries as of the Closing Date and the Surviving Corporation and each of its Subsidiaries shall honor all obligations to the Employees under Employee Plans and Contracts of FDC and its Subsidiaries. For a period of one year following the Closing, the Surviving Corporation shall, or shall cause one of its Subsidiaries to, provide each of the Employees with compensation and benefits that in the aggregate are no less favorable than the compensation and benefits (including wages, salaries, bonuses and the benefits and compensation provided under the Employee Plans, but excluding for this purpose any stock option, stock purchase plans, Retirement Payments or Deal Bonuses) provided as of the Effective Time of the Merger to such Employees; provided, however, that the foregoing sentence shall be deemed to be satisfied with respect to health and disability benefit plans provided to the Employees if each Employee is offered by Acquiror health and disability benefit plans that, in the aggregate, are comparable to the health and disability benefit plans offered to all similarly situated Employees. Acquiror agrees that to the extent service is relevant for purposes of eligibility or vesting under any employee benefit plan for which any Employee is or becomes eligible, such plan will credit each Employee for service with FDC and its Subsidiaries, Affiliates and predecessors prior to the Effective Time of the Merger to the extent such service was recognized by FDC or any of its Subsidiaries or Affiliates.

            (b) As of the Effective Time of the Merger and thereafter, the Surviving Corporation and its Subsidiaries will provide continuation coverage under one or more group health plans maintained by Acquiror or one of its Subsidiaries or FDC or one of its Subsidiaries to each qualified beneficiary with respect to any group health plan maintained or previously maintained by FDC or one of its Subsidiaries whose qualifying event occurs prior to, on or after the Effective Time of the Merger, in accordance with COBRA. The Surviving Corporation and its Subsidiaries shall retain, and shall be responsible and liable for paying, performing and discharging, all obligations to provide continuation coverage to any qualified beneficiary in accordance with COBRA (and any liabilities relating thereto). For purposes of this subsection 5.3(b), (i) "COBRA" shall mean Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, as such provisions are amended from time to time, and the rules and the regulations promulgated thereunder, (ii) "group health plan," "qualified beneficiary" and "qualifying event" shall have their respective meanings under COBRA, and (iii) an "Affiliate" of any Person shall mean any entity which, at any relevant time on or after the Closing Date, is required to be treated as a single employer with such Person, in accordance with Section 414(b), (c), (m) or
(o) of the Code.

                                   ARTICLE 6

                                 JOINT COVENANTS

     Section 6.1  Confidentiality.

            (a) Use of Evaluation Materials. Except for any governmental filings required in order to complete the transactions contemplated herein, and except as Acquiror and FDC may otherwise agree in writing, each party hereto shall keep the Evaluation Materials confidential, and, except as required by applicable law, no party shall disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed to those of such party's directors, officers, employees, agents and representatives who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree, to treat such information confidentially in accordance with this Section 6.1(a)). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials furnished to it by another party hereto for any purpose.

            (b) Compelled Disclosure. In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions hereof, (i) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment will be accorded such and (ii) such party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 6.1.

     Section 6.2 Support of Transaction. Acquiror and FDC, and their respective Subsidiaries, shall each (i) use its commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, FDC, or their respective Affiliates are required to obtain in order to consummate the Merger, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement.

                                    ARTICLE 7

                                     CLOSING

     Section 7.1 Filing. As soon as all of the conditions set forth in Article 8 of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and FDC shall forthwith file and record all relevant documents with the appropriate government officials to effectuate the Merger.

     Section 7.2 Closing. The Closing shall take place the offices of Northrop Grumman Corporation, 2411 Dulles Corner Park, Suite 800, Herndon, Virginia 20170 at 10:00 a.m. or such other location as the parties may designate five (5) Business Days after the date on which all conditions set forth in Section 8.1 shall have been satisfied. The term "Closing," when used in this Agreement, means such time as all steps required to consummate the Merger have occurred and the Merger has become effective.

                                   ARTICLE 8

                            CONDITIONS TO OBLIGATIONS

     Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and FDC. The obligations of Acquiror, Merger Sub and FDC to consummate, or cause to be consummated, the Merger are subject to the prior or simultaneous satisfaction of the following conditions:

            (a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

            (b) All other material consents, authorizations or approvals of Governmental Authorities required to be procured by Acquiror, Merger Sub or FDC in connection with the Merger shall have been procured, it being understood, however, that (i) any novations or consents required in connection with the Government Contracts or in connection with United States government security clearances and (ii) any other consents, authorizations, or approvals, the absence of which would not have a Material Adverse Effect need not be obtained prior to Closing.

            (c) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a Governmental Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger.

     Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the prior or simultaneous satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

            (a) The  representations  and  warranties  of FDC  contained in this
Agreement other than in Section 2.12 shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except to the extent (i) that such representations and warranties speak as of another date, in which case they shall be true and correct as of such date, (ii) that any exceptions to the foregoing which do not constitute a Quantifiable Exception (as defined below) would not have a Material Adverse Effect, and (iii) that any exceptions to the foregoing which constitute a Quantifiable Exception would not result in lost profits, including lost profits resulting from incurred liabilities, to FDC of more than Ten Million Dollars ($10,000,000). "Quantifiable Exception" means any breach of such representation and warranty of FDC contained in Sections 2.7, 2.9, 2.11 or 2.13 of this Agreement which is reasonably quantifiable in terms of a dollar amount of lost profits resulting directly from such breach.

            (b) The covenants and agreements of FDC to be performed as of or prior to the Closing other than in Section 4.5 shall have been performed in all material respects.

            (c) FDC shall have delivered to Acquiror a certificate signed by an officer of FDC, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in subsections 8.2(a) and 8.2(b) have been fulfilled.

     Section 8.3 Conditions to the Obligations of FDC. The obligation of FDC to consummate the transactions contemplated by this Agreement is subject to the prior or simultaneous satisfaction of the following additional conditions, any one or more of which may be waived in writing by FDC:

            (a) The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except to the extent that any exceptions to the foregoing would not materially impair the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement.

            (b) The covenants and agreements of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

            (c) Acquiror shall have delivered to FDC a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in subsections 8.3(a) and 8.3(b) have been fulfilled.

                                    ARTICLE 9

                                   TERMINATION

     Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

            (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

            (b) Prior to the Closing, by written notice to FDC from Acquiror, authorized by the Board of Directors of Acquiror, if (i) there is a material breach of any representation, warranty, covenant or agreement of FDC set forth in this Agreement, such that the condition specified in Section 8.2(a) of
Section 8.2(b) hereof would not be satisfied at the Closing (a "Terminating FDC Breach"), except that, if such Terminating FDC Breach is curable by FDC through the exercise of its reasonable best efforts, then, for a period of up to 30 days, but only as long as FDC continues to use its reasonable best efforts to cure such Terminating FDC Breach (the "FDC Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating FDC Breach is not cured within the FDC Cure Period, (ii) the Closing has not occurred on or before December 29, 2000, other than as a result of a Terminating Acquiror Breach, provided, however, that such date may be extended by either party for up to thirty (30) days, or (iii) consummation of the Merger is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

            (c) Prior to the Closing, by written notice to Acquiror from FDC, authorized by the Board of Directors of FDC, if (i) there is a material breach of any representation, warranty, covenant or agreement of Acquiror or Merger Sub set forth in this Agreement, such that the condition specified in Section 8.3(a) or Section 8.3(b) hereof would not be satisfied at the Closing (a "Terminating Acquiror Breach"), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to

30 days, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the "Acquiror Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before December 29, 2000, other than as a result of a Terminating FDC Breach, provided, however, that such date may be extended by either party for up to thirty (30) days, or
(iii) consummation of the Merger is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, except as otherwise provided for in Article 9 hereof, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, representatives or stockholders. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement occurring prior to such termination. In the event of such termination, the non-breaching party will be entitled to recover fees and expenses, including reasonable attorneys' fees, in any action brought against the breaching party. Notwithstanding the foregoing, the provisions of Sections 2.9, 3.7, 6.1, this Section 9.2 and Article 13 hereof shall survive any termination of this Agreement.

                           ARTICLE 10 INDEMNIFICATION

     Section 10.1 Indemnity Escrow Amount.

         On the Closing Date, a portion of the Merger Consideration equal to $2,000,000 (the "Indemnification Escrow Amount") shall be paid by Acquiror to an escrow account with All First Bank (the "Indemnification Escrow Agent") in accordance with an escrow agreement among, Acquiror, FDC, and the Indemnification Escrow Agent in the form attached hereto as Annex C (the "Indemnification Escrow Agreement"). All funds deposited with the Indemnification Escrow Agent shall be held and disbursed in accordance with the terms of the Indemnification Escrow Agreement. No party seeking indemnification (the "Indemnified Party") shall be entitled to indemnification pursuant to this Article 10 unless the Indemnified Party shall have provided the party providing indemnification (the "Indemnifying Party") with written notice thereof within the time period for survival of such representation or warranty, as set forth in Section 13.11 hereof.

     Section 10.2 Right to Indemnification.

            (a) Subject to the other provisions of this Article 10, from and after the Closing until the expiration of the survival period in Section 13.11 hereof, Acquiror and Merger Sub (following the Closing) and their respective officers, directors, affiliates, shareholders, representatives and agents (collectively, the "Acquiror Indemnified Parties") shall be entitled to indemnification, solely out of the proceeds of the Indemnification Escrow
Amount, from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses (including, without limitation, the reasonable costs and expenses of investigation and reasonable attorney's fees and expenses in connection with any or all such investigations or any and all Actions, or threatened Actions), net of any tax benefits or insurance recoveries actually received by the Indemnified Party (collectively, "Damages"), incurred or suffered arising from a breach of Section
2.11 of this Agreement.

            (b) Following the Effective Time of the Merger, the rights of the Acquiror Indemnified Parties to indemnification under this Agreement shall be the sole and exclusive remedy for any and all losses, costs, liabilities, claims, obligations, diminution in value or expenses relating to or arising from this Agreement, including without limitation any post-Closing adjustments to the consideration paid by Acquiror.

            (c) Notwithstanding anything in this Article 10, the rights of the parties with respect to the Tax-Effected Deduction Dispute Amount shall be governed by the procedures of Section 1.2(c) of this Agreement and the applicable sections relating to the Tax-Effected Deduction Dispute Amount of the Indemnification Escrow Agreement. No recourse shall be available or made against the Tax-Effected Deduction Dispute Amount with regard to any matters other than claims of a Section 2.12 Material Breach, and no recourse shall be available or made against the Indemnification Escrow Amount with respect to claims of any
Section 2.12 Material Breach.

     Section 10.3 Conduct of Proceedings.

            (a) In the event that any claims or demand in respect of which any Indemnified Party would be entitled to indemnification hereunder is asserted against such Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party and the Holder Representative of such claim or demand, specifying the nature of and specific basis for such claims or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand, the "Claim Notice"), provided, however, that failure to provide timely notice shall not affect the indemnification hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any losses incurred during the period in which the Indemnified Party failed to give such notice.

            (b) The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party hereunder with respect to such claim or demand whether or not it desires to defend the Indemnfied Party against such claim or demand. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right (but not the obligation) to defend by all appropriate proceedings (including the right to employ counsel reasonably acceptable to the Indemnified Party), which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against any Person. No claim may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     Section 10.4 Limits and Conditions of Indemnification; Cap.

         Notwithstanding any other provision hereof, to the extent any Acquiror Indemnified Party is entitled to indemnification pursuant to this Article 10,
(i) such Acquiror Indemnified Party shall be entitled to reimbursement of the Damages for which it is entitled to indemnification only out of the then remaining balance of the Indemnification Escrow Amount, (ii) the aggregate amount of all Damages for which all Acquiror Indemnified Parties shall be entitled to indemnification shall not exceed the Indemnification Escrow Amount, including any interest earned thereon and less any amounts paid to Acquiror pursuant to Section 1.6(b), and (iii) no

Acquiror Indemnified Party shall have any recourse against the Holder Representative or the holders of FDC Common Stock for indemnification pursuant to this Article 10 or otherwise. Notwithstanding anything to the contrary otherwise contained in this Agreement, the indemnification obligations under this Agreement shall expire upon termination of the survival period in Section
13.11 hereof; provided, however, that such indemnification obligations with respect to any claims for indemnification asserted in writing delivered to the Indemnifying Party prior to the expiration of such survival period, shall survive the expiration of such survival period until such claim for indemnification is either resolved or satisfied.

                                   ARTICLE 11

                               CERTAIN DEFINITIONS


        As used herein, the following terms shall have the following meanings:
        "Acquiror Cure Period" has the meaning specified in Section 9.1(c). "Acquiror" has the meaning specified in the Preamble hereto.
        "Acquiror Indemnified Parties" has the meaning specified in Section
10.2.
        "Action" means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
        "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
        "Aggregate Fully-Diluted FDC Shares" has the meaning specified in
Section 1.1(d).
        "Aggregate Option Exercise Price" has the meaning specified in
Section 1.1(d).
        "Agreement" has the meaning specified in the Preamble hereto.

        "Antitrust Authorities means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
        "Assigned Lease Obligations" means the nonrecourse obligations under FDC's lease assignment facility.
        "Benefit Arrangement" means any employment, compensation, bonus, severance or the benefit arrangement, policy or plan of FDC or any of its Subsidiaries (not including Contracts with individual employees or obligations arising solely by statute, regulation or common law) that is applicable to the Employees and is not a Welfare Plan, Pension Plan or Multiemployer Plan.
        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
        "Cash Per Fully-Diluted Share" has the meaning specified in Section 1.1(d).
        "Certificate of Merger" has the meaning specified in the Section entitled "Plan of Merger."
        "Certificates" has the meaning specified in Section 1.2(f).
        "Claim Notice" has the meaning specified in Section 10.3(a).
        "Closing Adjustments" has the meaning specified in Section 1.2(a). "Closing Balance Sheet" shall have the meaning set forth in Section 1.6. "Closing Date" has the meaning specified in Section 1.3.
        "Closing Other Amounts" has the meaning specified in Section 1.6(b). "Closing Principal Amounts" has the meaning specified in Section 1.6(b).

        "Closing" has the meaning specified in Section 7.2.
        "Code" means the Internal Revenue Code of 1986, as amended. "Compensation Deduction Dispute" has the meaning specified in Section
1.2(c).
        "Confidentiality Agreement" has the meaning specified in Section 13.8. "Constituent Corporations" shall have the meaning specified in the
Section entitled "Plan of Merger."
        "Contracts"  means  any  contracts   (including,   without   limitation,
Government Contracts), agreements, subcontracts, leases and purchase orders.
        "Damages" has the meaning specified in Section 10.2.
        "Deal Bonuses" shall have the meaning specified in Section 1.1(c). "DGCL" has the meaning specified in the Section entitled "Plan of
Merger."
        "Disclosure Schedule" has the meaning specified in Article 2.
        "Disputed Compensation Deduction Amount" has the meaning specified in
Section 1.2(c).
        "Dissenting Shareholders" shall have the meaning specified in Section 1.1(a).
        "Dissenting Shares" shall have the meaning specified in Section 1.1(a). "Effective Time of the Merger" has the meaning specified in Section 1.3. "Employee" means any of the Employees.
        "Employees" means all employees of FDC and its Subsidiaries.
        "Employee Options" has the meaning specified in Section 1.2(f). "Employee Plans" means all Pension Plans, Multiemployer Plans, Benefit
Arrangements and Welfare Plans.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
        "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with FDC as defined in Section 414(b), (c), (m) or (o) of the Code.
        "Estimated  Closing  Balance  Sheet" shall have the meaning set forth in
Section 1.6.
        "Evaluation Materials" means this Agreement (together with the Schedules and Annexes hereto) and, as to any party hereto, means all other non-public information furnished to such party by another party hereto (the "disclosing party") in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party's Affiliates, whether furnished orally or in writing or gathered by inspection, together with analyses, compilations, studies or other documents prepared by any party, or by such party's agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain o otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a non-confidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or (iii) has been or is independently developed by the party to which such information was furnished and not derived from the Evaluation Materials.
        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning specified in Section 1.2(b).
        "FDC Common Stock" means the common stock, par value $0.01 per share, of FDC.
        "FDC Cure Period" has the meaning specified in Section 9.1(b).
        "FDC Debt" means the Funded Debt of FDC and its consolidated Subsidiaries, including the current portion thereof, as of the Effective Time of the Merger, as determined in accordance with GAAP and using the same accounting principles, policies, practices and methodologies used in the preparation of the Reference Balance Sheet; provided, however, that the amount of the Senior Subordinated Notes then outstanding shall be deemed to be the Redemption Amount.
        "FDC Government Contracts" has the meaning specified in Section 2.13. "FDC Prime Government Contract" has the meaning specified in Section
2.13.
        "FDC SEC Documents" has the meaning specified in Section 2.7(a).
        "FDC Share" has the meaning specified in Section 1.1(a).
        "FDC" has the meaning specified in the Preamble hereto.
        "Final Adjustments" has the meaning specified in Section 1.6(b).
        "Final Other Amounts" has the meaning specified in Section 1.6(b). "Final Principal Amounts" has the meaning specified in Section 1.6(b). "Financial Statements" has the meaning specified in Section 2.7(b). "Floor Planning Obligations" means the obligations under FDC's floor planning facility, which are reflected as accounts payable on FDC's financial statements.
        "Funded Debt" of any Person means all obligations of such Person for borrowed money, including the Revolving Line of Credit Facility and Seller Subordinated Notes, including all interest accrued thereon; provided that, for the avoidance of doubt, Funded Debt does not include either (i) the Assigned Lease Obligations or (ii) the Floor Planning Obligations.
        "Funding Amount" shall have the meaning specified in Section 1.2(b). "GAAP" has the meaning specified in Section 2.7(b).
        "Government Contract" means (i) any Contract with the United States Government or any foreign government or any department or agency of any such government (a "Prime Government Contract") and any (ii) subcontract under any Prime Government Contract.
        "Governmental Authority" means any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.
        "Holder Acknowledgement" means an agreement or certificate signed by a holder of Options acknowledging cancellation of all Options held by such holder in exchange for the applicable portion of the Merger Consideration as set forth in this Agreement.
        "Holder Allocable Expenses" has the meaning specified in Section 1.4. "Holder Representative" has the meaning specified in Section 12.1.
        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
        "Income Statement" has the meaning specified in Section 2.7(b). "Indemnification Escrow Agent" has the meaning specified in Section
10.1.
        "Indemnification Escrow Agreement" has the meaning specified in Section 10.1.
        "Indemnification Escrow Amount" has the meaning specified in Section
10.1.

        "Indemnified Party" has the meaning specified in Section 10.1. "Indemnifying Party" has the meaning specified in Section 10.1. "Indenture" means that certain Indenture dated as of July 15, 1997, for up to $175,000,000 10 1/8% Senior Subordinated Notes, among FDC (as Issuer), the Subsidiary Guarantors (defined therein) and Norwest Bank, Minnesota, National Association (as Trustee).
        "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
        "Majority Holders" has the meaning specified in Section 12.1.
        "Material Adverse Effect" means a material adverse effect on the
business,   results  of  operations   or  financial   condition  of  FDC  andits
consolidated Subsidiaries, taken as a whole.
        "Merger" has the meaning specified in the Section entitled "Plan of Merger."
        "Merger Consideration" has the meaning specified in Section 1.1(c). "Merger Sub" has the meaning specified in the Preamble hereto. "Multiemployer Plan" means a "multiemployer plan," as defined in
Section 4001(a)(3) of ERISA, to which FDC or an ERISA Affiliate contributes or is required to contribute with respect to Employees.
        "Notice Period" has the meaning specified in Section 10.3(b).
        "Options" has the meaning specified in Section 1.1(a).
        "Option Amounts" means the aggregate amount of the Merger Consideration to be received by holders of Options pursuant to Section 1.2(f).
        "Pension Plan" means any Employee Plan constituting an "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

        "Permitted Liens" means (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens arising in connection with the sale of foreign receivables, (iv) Liens on goods in transit incurred pursuant to documentary letters of credit, (v) Liens securing rental payments under capital lease agreements, (vi) Liens arising in favor of the United States Government as a result of progress payment clauses contained in any Government Contract, (vii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property and (viii) other Liens arising in the ordinary course of business consistent with past practices and not incurred in connection with the borrowing of money.
        "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
        "Preliminary  Closing Balance Sheet" shall have the meaning set forth in
Section 1.6.
        "Quantifiable Exception" shall have the meaning set forth in Section 8.2(a).
        "Redemption Amount" has the meaning specified in Section 1.5(a). "Redemption Premium" has the meaning specified in Section 1.01 of the
Indenture for the "Applicable Premium."
        "Reference Balance Sheet" has the meaning specified in Section 2.7(b). "Retirement Payments" shall have the meaning specified in Section
1.1(c).

        "Revolving Line of Credit Facility" means FDC's $75,000,000 revolving line of credit with Banker's Trust Company, as agent.
        "SEC" means the United States Securities and Exchange Commission. "Section 2.12 Material Breach" shall have the meaning specified in
Section 1.2(c).
        "Securities Act" means the Securities Act of 1933, as amended.
        "Seller Subordinated Notes" means loan agreements between FDC, as debtor, and various third persons with a principal amount of $8,960,000, in the aggregate.
        "Senior Subordinated Notes" means 10 1/8 % Senior Subordinated Notes due 2005, issued by FDC pursuant to the Indenture.
        "Shareholder Vote Certification" shall have the meaning set forth in Section 4.5.
        "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
        "Surviving Corporation" has the meaning specified in the Section entitled "Plan of Merger."
        "Tax-Effected Adjustment Amount" has the meaning specified in Section 1.6(b).
        "Tax-Effected  Deduction Dispute Amount" has the meaning specified in
Section 1.2(c).
        "TC Group" has the meaning specified in the Preamble hereto. "Terminating Acquiror Breach" has the meaning specified in Section
9.1(c).
        "Terminating FDC Breach" has the meaning specified in Section 9.1(b). "Welfare Plan" means a Employee Plan that constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

                                   ARTICLE 12

                              HOLDER REPRESENTATIVE

     Section 12.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the FDC Shares and Options for certain limited purposes, as specified herein (the "Holder Representative"). The parties have designated TC Group as the initial Holder Representative, and approval of this Agreement by the holders of FDC Shares and Options shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Aggregate Fully-Diluted FDC Shares at the Effective Time of the Merger ("Majority Holders"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

     Section 12.2 Authority and Rights of Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of FDC Shares and Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with Section 1.4 hereof. The Holder Representative will have no liability to Acquiror, FDC or the holders of FDC Shares and Options with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative's gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 1.4 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under
Section 1.4 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

                                   Article 13

                                  MISCELLANEOUS

     Section 13.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

     Section 13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) on the first Business Day following the date of dispatch if delivered by a nationally-recognized next-day courier service, or
(iii) delivered by telecopy and promptly confirmed by delivery in person or by courier as aforesaid, in each case, addressed as follows:

                    (a)    If to Acquiror or Merger Sub, to:

                           Northrop Grumman Corporation
                           1840 Century Park East
                           Los Angeles, California 90067
                           Attention:  General Counsel
                           Telecopy No.: (310) 556-4556

                           with copies to:

                           Howrey Simon Arnold & White, LLP
                           1299 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004
                           Attention:  Roger A. Klein, Esq.
                           Telecopy No.: (202) 383-6610

                    (b)    If to FDC, to:

                           Federal Data Corporation
                           4800 Hampden Lane
                           Bethesda, Maryland  20814
                           Attention:  President
                           Telecopy No.: (301) 961-3892

                           with copies to:

                           TC Group, L.L.C.
                           c/o The Carlyle Group
                           1001 Pennsylvania Ave. N.W.
                           Suite 220
                           Washington, D.C. 20004-2502
                           Attention:       Allan Holt
                           Telecopy No.: (202) 347-1818

                                    and

                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, D.C. 20004-2502
                           Attention:  Eric A. Stern, Esq.
                           Telecopy No.: (202) 637-2201

                    (c)    If to the Holder Representative, to:

                           TC Group, L.L.C.
                           c/o The Carlyle Group
                           1001 Pennsylvania Ave. N.W.
                           Suite 220
                           Washington, D.C. 20004-2502
                           Attention: Allan Holt
                           Telecopy No.: (202) 347-1818

                                    and

                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, D.C. 20004-2502
                           Attention: Eric A. Stern, Esq.
                           Telecopy No.: (202) 637-2201
or to such other address or addresses as any party may from time to time designate as to itself in writing by like notice. All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding Business Day.

     Section 13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     Section 13.4 Rights of Third Parties. Except for the provisions of Section 5.1, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of any provision of this Agreement.

     Section 13.5 Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.4 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisors and accountants. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants, provided that, in the event that the transactions contemplated hereby are not consummated, FDC shall reimburse the

Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

     Section 13.6 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used herein, the phrase "to the knowledge" of FDC shall mean the actual knowledge of the executive officers of FDC set forth on
Schedule 13.6 hereto.

     Section 13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This
Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.8 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement dated as of March 29, 2000 between Acquiror and First Union Securities, Inc. (the "Confidentiality Agreement") constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

     Section 13.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     Section 13.10 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and FDC which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

     Section 13.11  Survival.

         The representations and warranties of the parties to this Agreement shall not survive the Effective Time of the Merger, except for the representations and warranties made by FDC under Section 2.11 which shall survive for a period of ninety (90) calendar days from the Closing Date.

         IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                                        FEDERAL DATA CORPORATION.

                                           By:/s/ Daniel R. Young
                                              -----------------------
                                         Name: Daniel R. Young
                                        Title: Chief Executive Officer



                                        NORTHROP GRUMMAN CORPORATION

                                           By:/s/ Albert Myers
                                              -----------------------
                                         Name: Albert Myers
                                        Title: Corporate VP, and Treasurer



                                        SPLICE ACQUISITION CORP.

                                           By:/s/ Albert Myers
                                              -----------------------
                                         Name: Albert Myers
                                        Title: President and Treasurer




                                        TC GROUP, L.L.C.

                                           By:  TCG HOLDINGS, L.L.C.
                                                Its Managing Member

                                           By:/s/ Allan Holt
                                              -----------------------
                                         Name: Allan Holt
                                        Title: Managing Director

                                     ANNEX A

                              CERTIFICATE OF MERGER

                                       OF

                            SPLICE ACQUISITION CORP.

                                      INTO

                            FEDERAL DATA CORPORATION


                The undersigned corporation
                DOES HEREBY CERTIFY:

                  FIRST:   That the names and states of incorporation of each of
the constituent corporations of the merger is as follows:


                  NAME                               STATE OF INCORPORATION

         Splice Acquisition Corp.                            Delaware
         Federal Data Corporation                            Delaware


                  SECOND: That an agreement and plan of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

                  THIRD:   The name of the surviving corporation of the merger
is Federal Data Corporation, a Delaware corporation.

                  FOURTH: That the certificate of incorporation of Splice Acquisition Corp., a Delaware corporation, shall be the certificate of incorporation of the surviving corporation following the merger, amended to change the name of the corporation to "Federal Data Corporation," a Delaware corporation.

                  FIFTH:   That the executed agreement of merger is on file at
an office of the surviving corporation. The address of said office is 4800 Hampden Lane, Bethesda, Maryland 20814.

                  SIXTH:   That a copy of the agreement of merger will be
furnished on request and without cost to any stockholder of either constituent corporation.


                  Dated:            , 2000


                                      FEDERAL DATA CORPORATION

                                      By:
                                         ------------------------
                                    Name:
                                   Title:

   ATTEST:

   By:
      --------------------
 Name:
Title:

                                     ANNEX B

                              FINANCIAL STATEMENTS

                            Federal Data Corporation
                           Consolidated Balance Sheet
                        (In thousands, except share data)


                                                                                  December 31,  June 30,
                                                                                      1999        2000

                                                                                  ------------ -----------
Assets                                                                                         (Unaudited)

        Cash and cash equivalents                                                       $4,095      $1,298
        Accounts receivable                                                            129,774     130,564
        Net investment in sales-type leases                                              5,672       4,281
        Inventory                                                                        6,020       9,590
        Other assets                                                                     3,317       4,740
                                                                                  ------------ -----------
                        Total current assets                                           148,878     150,473

       Net investment in sales-type leases                                               2,714       2,433
       Leased and other property and equipment                                           6,071       6,837
       Goodwill and intangibles                                                         57,718      54,378
       Other assets                                                                     10,783      10,339
                                                                                  ------------ -----------
                         Total assets                                                 $226,164    $224,460
                                                                                  ------------ -----------

Liabilities and stockholders' deficit

         Accounts payable and other liabilities                                        $95,667     $89,250
         Recourse notes payable                                                          2,000           -
         Nonrecourse obligations under capital leases                                    1,691         730
                                                                                  ------------ -----------
                       Total current liabilities                                        99,358      89,980

        Recourse notes payable                                                         131,000     142,940
        Other liabilities                                                                2,058       1,789
                                                                                  ------------ -----------
                       Total liabilities                                               232,416     234,709
                                                                                  ------------ -----------
Stockholders' deficit

         Common stock, $.01 par value: 8,000,000 shares authorized;
            2,932,196 shares issued and 2,917,996 outstanding in 1999 and 2000              29          29
         Capital in excess of par value                                                 43,968      44,070
         Accumulated deficit                                                           (50,249)    (54,348)
                                                                                  ------------ -----------
                       Total stockholders' deficit                                      (6,252)    (10,249)
                                                                                  ------------ -----------
Commitments and contingencies

                       Total liabilities and stockholders' deficit                    $226,164    $224,460
                                                                                  ------------ -----------


                 See notes to consolidated financial statements

                            Federal Data Corporation
                      Consolidated Statements of Operations
                                 (In thousands)
                                   (Unaudited)

                                          Three Months Ended Six Months Ended
                                               June 30,          June 30,

                                          ------------------ -----------------
                                            1999      2000     1999     2000
                                          --------- -------- -------- --------
Revenue

        Product sales                      $109,017 $101,148 $171,667 $181,892
        Professional and support services    42,901   44,270   83,015   81,253
        Interest and other                      287      412      734    1,070
                                          --------- -------- -------- --------
                      Total revenue         152,205  145,830  255,416  264,215
                                          --------- -------- -------- --------

Expenses

       Cost of sales and services           136,337  130,644  226,255  235,990
       Selling, general and administrative   10,837   11,210   22,336   22,402
       Goodwill and intangibles               2,329    1,614    5,125    3,348
       Interest                               4,018    4,094    7,884    8,017
                                          --------- -------- -------- --------
                      Total expenses        153,521  147,562  261,600  269,757
                                          --------- -------- -------- --------

Loss before income tax benefit               (1,316)  (1,732)  (6,184)  (5,542)
Income tax benefit                              (45)    (316)  (1,315)  (1,443)
                                          --------- -------- -------- --------
Net loss                                    ($1,271) ($1,416) ($4,869) ($4,099)
                                          --------- -------- -------- --------


                 See notes to consolidated financial statements

                            Federal Data Corporation
                   Notes to Consolidated Financial Statements
                        (In thousands, except share data)
                                   (Unaudited)

Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of Federal Data Corporation and its wholly-owned subsidiaries (collectively, the Company) and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

In the opinion of management, the accompanying unaudited consolidated financial statements reflect all necessary adjustments and reclassifications (all of which are of a normal, recurring nature) that are necessary for fair presentation for the periods presented. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest annual report to the Securities and Exchange Commission on Form 10-K 405 for the year ended December 31, 1999.

The results of operations for the three months and six months ended June 30, 2000, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2000.

All of the Company's direct and indirect wholly-owned subsidiaries have fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations under its Senior Subordinated Notes. The Company is a holding company with no assets or operations other than its investments in its subsidiaries. The separate financial statements of the subsidiary guarantors are not presented because the Company's management believes that such financial statements are not material to investors.

--------------------------------------------------------------------------------
Note 2 - Recent Accounting Pronouncements

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements" which summarizes certain of the staff's views on revenue recognition. The Company's revenue recognition policies have been and continue to be in accordance with SAB 101.

--------------------------------------------------------------------------------
Note 3 - Reclassification

Certain amounts have been reclassified in the prior period to conform to the current period presentations. These reclassifications had no effect on net loss or retained earnings as previously reported.

--------------------------------------------------------------------------------
Note 4 - Stockholders' Equity

In December 1995, FDC Holdings, Inc. merged with and into the Company with the Company continuing as the surviving corporation. In accordance with the merger agreement, the Company was to replace options previously outstanding at the merger date with options in the surviving corporation that provide substantially the same economic benefit to the option holder as the benefits provided prior to the merger. To fulfill this obligation, in March 1999, the Company issued fully vested options to purchase 40,425 shares of the Company's common stock at an exercise price of $2.00 per share. These options expire ten years from the date of grant. Accordingly, the Company recorded non-cash compensation of $1,011 and a related increase in capital in excess of par value based on the difference between the exercise price of the stock options and the then current fair market value.

During the six months ended June 30, 2000, the Company issued options to purchase 43,000 shares of the Company's common stock at an exercise price of $27.00 per share.

                                     ANNEX C

                        INDEMNIFICATION ESCROW AGREEMENT

                  THIS INDEMNIFICATION ESCROW AGREEMENT ("AGREEMENT") IS ENTERED INTO THIS 5TH day, of September, 2000, by and among Northrop Grumman Corporation, a Delaware corporation ("Acquiror"), TC Group, L.L.C., a Delaware limited liability company ("TC Group"), solely in its capacity as the initial Holder Representative (TC Group being sometimes referred to herein in such capacity as the "Holder Representative"), and All First Bank, as escrow agent ("Escrow Agent").

                                    RECITALS

                  WHEREAS, Acquiror, Splice Acquisition Corp., a Delaware corporation ("Merger Sub"), Federal Data Corporation, a Delaware corporation ("FDC"), and TC Group, solely in its capacity as the initial Holder REPRESENTATIVE, HAVE ENTERED INTO THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 5TH , 2000 (the "Merger Agreement," capitalized terms used herein and not otherwise defined having the meanings associated to then in the Merger Agreement), which provides for, among other things, the merger of Merger Sub with and into FDC, with FDC being the surviving corporation; and

                  WHEREAS, pursuant to the terms of the Merger Agreement, Merger Consideration in the amount of the Indemnification Escrow Amount and, if applicable, the Tax-Effected Deduction Dispute Amount that would otherwise have been paid by Acquiror to the Exchange Agent for distribution to the holder (individually, a "Holder" and collectively, the "Holders") of FDC Shares and Options in connection with the Merger is to be paid by Acquiror to the Escrow Agent and held in escrow by the Escrow Agent for the sole purpose of funding Acquiror's claims for indemnification pursuant to Section 1.2(c), Section 1.6(b) and Article 10 of the Merger Agreement; and

                  WHEREAS, pursuant to the terms of the Merger Agreement, TC Group has been appointed as the initial Holder Representative to act as the representative of the Holders having an interest in the Indemnification Escrow Deposit.

                  NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

     1. Receipt of Indemnification Escrow Deposit. By its signature below, Escrow Agent acknowledges receipt of funds from Acquiror in the amount of the Indemnification Escrow Amount totaling Two Million Dollars ($2,000,000) (the "Indemnification Escrow Deposit") together with any Tax-Effected Deduction Dispute Amount deposited pursuant to Section 1.2(c) of the Merger Agreement (the "Deduction Dispute Escrow Deposit" and together with the Indemnification Escrow Deposit, the "Deposits").

     2. Investment of Deposits. The Deposits shall be invested by Escrow Agent, as directed pursuant to the joint written instruction of Acquiror and the Holder Representative, in interest bearing bank accounts or certificates of deposit of federally insured financial institutions or in treasury bills or such other investments as are mutually acceptable to the Holder Representative and Acquiror in specified accounts (the "Accounts"). All interest earned on the Deposits shall become part of the respective Deposits.

     3.   Release of Indemnification Escrow Deposit.

          (a) On each occasion on which Acquiror determines in good faith that it is entitled, pursuant to Section 1.6(b) or Section 10.2 of the Merger Agreement, to payment of a claim for indemnification pursuant to Section 1.6(b) or Article 10 of the Merger Agreement, Acquiror may deliver to the Holder Representative and the Escrow Agent a written request (a "Draw-Down Request") for the payment of such amount. The Draw-Down Request shall set forth the amount requested and, in reasonable detail, the specific basis for the determination that Acquiror is entitled to the payment of such amount.

          (b) Within thirty (30) days after receipt by the Holder Representative and the Escrow Agent of a Draw-Down Request, the Holder Representative may deliver to Acquiror and the Escrow Agent a written objection to all or any part of the Draw-Down Request (the "Objection").

          (c) If the Holder Representative fails to deliver an Objection by the end of the thirtieth (30th) day following the receipt by the Holder
Representative  of a Draw-Down  Request,   the  Escrow  Agent  shall  pay  to
Acquiror out of the Indemnification Escrow Amount an amount equal to the amount requested in the Draw-Down Request (up to a maximum of the amount of the Indemnification Escrow Deposit). Any such payment shall be made on or before the fifth (5th) Business Day following the expiration of such thirty (30) day period. The Escrow Agent shall continue to hold any amounts remaining in the Indemnification Escrow Account following the payment of any Draw-Down Request in accordance with the terms of this Agreement.

          (d) If the Holder Representative delivers a timely Objection with respect to all or any portion of a Draw-Down Request, the Escrow Agent shall not disburse, and shall continue to hold in the Indemnification Escrow Account, the amount requested in the Draw-Down Request or the disputed portion thereof, as the case may be, pending receipt of either (i) payment instructions signed by Acquiror and the Holder Representative, specifying the agreement of the parities as to the action to be taken by the Escrow Agent in respect of such Draw-Down Request (the "Payment Instructions") or (ii) a notice from either the Acquiror or the Holder Representative stating that such Draw-Down Request has been submitted to arbitration for determination and that a determination with respect to such matters has been rendered (an "Arbitration Notice") which is accompanied by a copy of a final, non-appealable order of such arbitration (an "Order"), pursuant to which such arbitration has determined whether and to what extent Acquiror is entitled to the amount requested in the Draw-Down Request. Upon receipt of Payment Instructions or an Arbitration Notice, as applicable, the Escrow Agent shall thereafter act in accordance with Section 3(e) or 3(f) below, as applicable. The parties hereby agree to arbitrate any unresolved dispute with respect to the Indemnification Escrow Amount in accordance with the expedited procedures of the commercial arbitration rules of the American Arbitration Association in Washington, D.C., and the Indemnification Escrow Amount shall be disbursed in accordance with the final ruling of such arbitration.

          (e) Upon receipt by the Escrow Agent of Payment Instructions, if such Payment Instructions indicate that Acquiror is entitled to payment in respect of all or any portion of the Draw-Down Request, then the Escrow Agent shall release from the Indemnification Escrow Account and pay to Acquiror the amount indicated in such Payment Instructions (up to a maximum of the Indemnification Escrow Deposit). Such payment shall be made on or before the fifth (5th) Business Day following the date on which such Payment Instructions are received by the Escrow Agent. If such Payment Instruction indicate that Acquiror is not entitled to all or any portion of the amount claimed in such Draw-Down Request (a "Discharge Notice"), then the Escrow Agent shall continue to hold such amount in the Indemnification Escrow Account in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to the Holder Representative pursuant to Section 3(h), (ii) to the Acquiror in respect of another Draw-Down Request pursuant to Section 3(c), 3(e) or 3(f) or (iii) to any Person pursuant to Section 3(i).

          (f) If the Escrow Agent has received an Arbitration Notice and on Order with respect to any Draw-Down Request, then the Escrow Agent shall release from the Indemnification Escrow Account and pay to Acquiror an amount equal to the amount due Acquiror, as indicated in such Order. Such payment will be made on or before the fifth (5th) Business Day following the date on which the Escrow Agent received such Order. If such Order indicates that Acquiror is not entitled to all or any portion of the amount claimed in the Draw-Down Request (a "Determination Discharge"), then the Escrow Agent shall continue to hold the amount which Acquiror was determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to the Holder Representative pursuant to Section 3(h),
(ii) to the  Acquiror in respect of another Draw-Down Request pursuant to
Section 3(c), 3(e) or 3(f) or (iii) to any Person pursuant to Section 3(i).

          (g) As promptly as practicable following the disbursement of any funds from the Indemnification Escrow Account, the Escrow Agent shall send a written statement to each of the Holder Representative and Acquiror stating the amount of the disbursement and the amount remaining in the Indemnification Escrow Amount.

          (h) On the date which is ninety (90) days after the Closing Date (the "Termination Date"), subject to the provisions of the following sentence, the Escrow Agent shall promptly pay to the Holder Representative from the Indemnification Escrow Account by wire transfer to an account designated in writing by the Holder Representative, an amount equal to the balance of the Indemnification Escrow Account on the Termination Date (the "Indemnification Escrow Disbursement"). If, however, the Escrow Agent shall have received on or before the Termination Date one or more Draw-Down Requests which has not been paid in accordance with Section 3(c) as of the Termination Date and as to which, on the Termination Date, the Escrow Agent has neither received and fully acted upon Payment Instructions nor an Order, nor received a Discharge Notice or a Determination Discharge (any such Draw-Down Request being referred to as an "Outstanding Claim"), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Outstanding Claims (the "Retained Amount") but shall pay to the Holder Representative an amount equal to the excess, if any, of the Indemnification Escrow Disbursement over the Retained Amount; and, thereafter, the Escrow Agent shall release from the Indemnification Escrow Account all or portions of the Retained Amount as and when it receives Payment Instructions, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims or, to the extent applicable, in accordance with Section 3(c). Following the Termination Date, in the event that the Retained Amount at anytime exceeds the amount of all Outstanding Claims which have not been paid or which are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Holder Representative, with five (5) Business Days of the Holder Representative's written request for such payment, an amount equal to such excess. Notwithstanding any provision hereof to the contrary, following the Termination Date, the Retained Amount will not be released in payment of any claim or Draw-Down Request delivered to the Escrow Agent and the Holder Representative after the Termination Date, and the Retained Amount will only be disbursed (i) to the Holder Representative in accordance with this Section 3(h) or Section 3(i) hereof or (ii) to Acquiror in payment of an Outstanding Claim in accordance with Section 3(c), 3(e)or 3(f).

               (i)    If at any time,  the Escrow Agent shall receive  joint
written  instructions executed   by  Acquiror  and  the  Holder   Representative
("Joint Written Instructions"), then within five (5) Business Days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Indemnification Escrow Deposit in accordance with such Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions wherever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of the Merger Agreement.

     4.   Release of Deduction Dispute Escrow Deposit. If the Escrow
Agent has received either (i) a final ruling of arbitration in accordance with the procedures set forth in Section 1.2(c) of the Merger Agreement or (ii) Joint Written Instructions, then within five (5) Business Days after receipt of such final ruling or Joint Written Instructions, the Escrow Agent shall release the Deduction Dispute Escrow Deposit in accordance with such final ruling or Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions wherever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of the Merger Agreement.

     5.   Taxpayer  Identification  Numbers.  For  tax  purposes, all interest and other income on the Deposits shall be the income of the party to whom the interest and other income is released. The parties hereto shall ile tax returns and information returns and the Escrow Agent shall file Forms 1099 consistent with such treatment. The parties acknowledge that payment of any interest or other income earned on the Deposits will be subject to back-up
withholding  penalties unless  a  properly   completed   Internal  Revenue
Service Form W-8 or W-9 certification is submitted to the Escrow Agent by the party or parties entitled to receive such payment. Any Form W-8 or W-9 certification shall be submitted to the Escrow Agent on or before the date hereof.

     6.   Duties of the Escrow Agent.

          (a)     Duties in General.

                  (1) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein (and required by applicable law), which the parties agree are ministerial in nature. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

                  (2) If the Escrow Agent becomes involve in litigation with respect to this Agreement for any reason, it is hereby authorized to deposit the Indemnification Escrow Deposit with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Indemnification Escrow Deposit. Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

                  (3) If the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead such parties in any state or federal court located in the State of New York (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Indemnification Escrow Deposit with the clerk of such court, and to request that such court determine the respective rights of the parties with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder.

          (b) Exculpation. Except for the Escrow Agent's own willful misconduct, bad faith or gross negligence: (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of any duties imposed upon the Escrow Agent under this Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; and
(iv) the Escrow Agent may rely and /or act upon any written instrument, document or request believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein.

          (c) No Additional Duties. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

          (d)     Miscellaneous. The Escrow  Agent  may   execute   any  of  its
powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

     7. Indemnification of the Escrow Agent. In consideration of its acceptance of the appointment as Escrow Agent, Acquiror and the Holder Representative, severally and not jointly, each agree to indemnify and hold the Escrow Agent harmless as to fifty percent (50%) of any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct by the Escrow Agent to any person by reason of its having accepted the same or in carrying out any of the terms hereof. Acquiror and the Holder Representative, severally and not jointly, each agree to reimburse the Escrow Agent on request for fifty percent (50%) of its reasonable attorneys' fees and other reasonable costs and expenses incurred by it in connection with carrying out its duties hereunder.

     8. Resignation of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least fifteen (15) Business Days written notice to the parties. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any duties as Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent, Acquiror and the Holder Representative shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If the parties do not agree upon a successor Escrow Agent within fifteen (15) Business Days after the receipt by the parties of the Escrow Agent's resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, the parties shall have the right at any time upon not less that seven (7) Business Days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as Escrow Agent hereunder. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

     9. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed to have been duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) business after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

                  If to Acquiror:

                           Northrop Grumman Corporation
                           1840 Century Park East
                           Los Angeles, California 90067
                           Facsimile:  (310) 556-4556
                           Attention:  General Counsel
                           with copies to:

                           Howrey Simon Arnold & White, LLP
                           1299 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004
                           Facsimile:  (202) 292-6610
                           Attention:  Roger A. Klein, Esq.


                  If to Holder Representative:

                           TC Group, L.L.C.
                           1001 Pennsylvania Ave., N.W.
                           Suite 220 South
                           Washington, D.C.  20004
                           Facsimile:  (202) 347-9250
                           Attention:  Allan Holt

                           with a copy to:

                           Latham & Watkins
                           1001 Pennsylvania Ave., N.W.
                           Suite 13000
                           Washington, D.C.  20004
                           Telephone:  (202) 637-2200
                           Facsimile:  (202) 637-2201
                           Attention:  Eric Stern


                  If to Escrow Agent:

                           All First Bank
                           Capital Markets Group
                           601 13TH Street, N.W.
                           Suite 1000
                           Washington, D.C. 20005
                           Facsimile:  (202) 434-7032
                           Attention:  John G. Wise

or to such other address as such party shall specify by written notice to other parties hereto. Any notice sent to Escrow Agent shall also be sent to the other parties to this Agreement.

     10. Assignment. Acquiror and the Holder Representative may assign rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Merger Agreement.

     11.  Miscellaneous.  This Agreement,  and with respect to Acquiror and the
Holder Representative,   the  Merger  Agreement,  embody  the  entire  agreement
and understanding of the parties concerning the Indemnification Escrow Deposit, and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control. In the event this Agreement may be amended only by a writing signed by the party against whom the enforcement charge is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with laws of the State of New York, except the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective,
heirs,   personal representatives, successors and permitted assigns.

                 To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.


                                               NORTHROP GRUMMAN CORPORATION

                                                 BY:
                                                    ----------------------
                                               NAME:
                                              TITLE:



                                               TC GROUP, L.L.C.

                                                  By:  TCG Holdings, L.L.C.
                                                       Its Managing Member

                                                  BY:
                                                    ----------------------
                                                Name:  Allan Holt
                                               Title:  Managing Director



                                               ALL FIRST BANK

                                                  BY:
                                                    ----------------------
                                                Name:  John G. Wise
                                               Title:  Vice President